                                                                    EXHIBIT 99.1


         THE J. M. SMUCKER COMPANY ANNOUNCES 10% INCREASE IN SALES & EPS
                               FOR THIRD QUARTER

      CITES CONTINUED STRONG TOP AND BOTTOM LINE GROWTH IN CORE BUSINESSES



Orrville, Ohio, February 14, 2002 -- The J.M. Smucker Company (NYSE:SJM) announced today that sales for the third quarter ended January 31, 2002, were $168.4 million, up 10 percent from $153.6 million for the quarter ended January 31, 2001. Diluted earnings were $0.32 per share, a 10 percent increase over $0.29 per share for the third quarter last year. This includes approximately $.02 per share of costs associated with the pending merger of the Jif and Crisco brands into the Smucker Company.

"Our core businesses continue to perform strongly with good top and bottom line growth. This is key to our long-term strategy to maintain our number one market position and grow market share as we prepare to integrate the Jif and Crisco brands," stated Tim Smucker, Chairman and Co-CEO. "This growth and brand strength positions the Company for the addition of new brands as well as opportunities to structure our current businesses for greater company efficiency going forward."

Commenting on the transaction, Mr. Smucker continued, "We continue to receive very strong support for our plans to merge the Jif and Crisco brands into The J.M. Smucker Company. We remain extremely confident in the strategic fit and overall value of this transaction, which is accretive in nature and positions our Company with a strong balance sheet and provides a platform for future growth. We look forward to welcoming these brands as well as our new employees and shareholders to The J. M. Smucker Company."

The Company also reaffirmed that fourth quarter and year-end anticipated results are still in line with analysts' earnings expectations in the range of $1.33 to $1.37. This excludes the impact of any spending related to the merger.

Net earnings for the quarter increased 13 percent to $7.9 million, as compared to $7.0 million for the third quarter of last year. Earnings before interest, taxes, depreciation and amortization (EBITDA) were also up 13 percent, while EBITDA per share increased to $0.87 from $0.79 for the three-month period last year.

NINE-MONTH RESULTS
------------------

Sales for the nine-month period ended January 31, 2002, were up four percent to $511.0 million, compared to $489.8 million for the nine months ended January 31, 2001. Diluted earnings per share for the first nine months were $0.98 per share, up five percent from $0.93 per share in the prior year. EBITDA per share increased 13 percent from $2.38 per share to $2.68. Net earnings for the first nine months of the fiscal year were $24.2 million, flat compared to $24.1 million for the same period last year, due primarily to an increase in interest expense and income taxes. Fiscal 2001 earnings exclude the impact of nonrecurring charges and changes in accounting.

BUSINESS LINE RESULTS
---------------------

DOMESTIC BUSINESS

Sales in the domestic business segment were up nine percent for the quarter resulting from increased sales in the consumer, foodservice, beverage, and industrial business areas.

CONSUMER

Sales in the Company's consumer business were up six percent in the third quarter as compared to the same period last year. The increase came primarily in the grocery and warehouse club store channels with sales of natural peanut butter, toppings, sugar-free fruit spreads, and Goober peanut butter and jelly combination products driving sales. The Company's share of market in the fruit spreads category continues to grow.

FOODSERVICE

Sales in the foodservice area for the third quarter increased over 13 percent, marking this area's third consecutive quarter of double-digit growth. Sales and distribution of Smucker's Uncrustables to schools accounted for nearly 60 percent of the total increase. Additionally, the traditional foodservice channel, which services the dining, travel, and leisure industries, rebounded from a soft second quarter, posting an increase in sales of six percent.

BEVERAGE

Sales in the beverage area were up nine percent, with approximately one-half of the increase coming from The R.W. Knudsen Family and Santa Cruz Organic brands. For the year, beverage sales are up nearly seven percent over last year.

INDUSTRIAL

Sales in the Company's industrial business were up over 30 percent for the third quarter. The increase was due primarily to the acquisition of the International Flavors and Fragrances, Inc. (IFF) fruit and vegetable preparation businesses in October 2001. IFF contributed approximately $5.4 million to sales and $.02 per share to earnings during the quarter. A similar contribution is expected in the fourth quarter.

The addition of the IFF business, along with the Jif and Crisco brands, has given the Company the opportunity to restructure its industrial business and focus on contracts that support long-term margin objectives and, as a result, it is discontinuing select low margin contracts. This will result in an approximate loss of $40-50 million in ingredient sales over the next two years; however, the after tax earnings impact from these sales is less than one million dollars.

"This decision is part of the Company's primary focus on building leading retail food brands. While the industrial business will remain a viable area, we need to identify opportunities that will provide profit returns that are more comparable to the Company's overall average," stated Richard Smucker, President and Co-CEO.

INTERNATIONAL BUSINESS

The Company's international businesses also recorded a strong third quarter with sales up $2.5 million, an 11 percent increase over the third quarter of fiscal 2001. Overall, exchange rates continue to have a negative impact on the Company's international results. Had exchange rates remained constant with last year, overall international sales would have been approximately $1.4 million higher in the third quarter and nearly $5 million higher on a year-to-date basis.

The increase in sales occurred in nearly every part of the Company's international business segment with the majority of the growth coming from its Australian, Brazilian, and Export businesses. Sales of Henry Jones Foods, the Company's Australian subsidiary, were up 13 percent, despite the ongoing effects of a weak Australian dollar. Sales in Brazil increased 25 percent due to the international portion of the IFF acquisition, offsetting the exchange rate impact.

EXPENSES
--------

The cost of products sold for the majority of the Company's businesses were consistent with last year, as raw material costs remained essentially flat. The Company's gross profit margin was lower as a percent of sales than in the prior year quarter due to expenses associated with meeting capacity requirements for Smucker's Uncrustables and the fact that the business acquired from IFF currently has margins that are below the corporate average. Selling, distribution, and administrative (SD&A) costs were within budgeted levels, despite incurring approximately $0.9 million of transition expenses related to the Jif and Crisco transaction. Marketing expenses for the quarter were down eight percent from the prior year, primarily due to lower expenditures in the beverage and consumer-direct areas. Going forward, the Company expects to see SD&A costs become a lower percentage of sales than they are today, even with the increased marketing support planned for the new brands.

JIF & CRISCO
------------

The Company also reported that its plans to merge the Jif and Crisco brands into the Company remain on track for closing in the second calendar quarter of this year. The Company is finalizing its discussions with the Securities and Exchange Commission with regard to its prospectus/proxy statement. To ensure an adequate period of time between the mailing of the proxy materials and the date of the special shareholders' meeting, the Company will move the meeting from its originally announced date of March 1, 2002, to a later date yet to be determined.

CONFERENCE CALL
---------------

The Company will conduct a third quarter conference call and webcast today at 8:30 a.m. (ET). The webcast can be accessed from the Company's website at www.smuckers.com. For those unable to listen to the webcast, a replay will be available following the call and can be accessed by calling 800-428-6051 in the United States or 973-709-2089 internationally and entering replay passcode 232191. The audio replay will be available until 11:00 p.m. ET, Sunday, February 17, 2002.

ABOUT THE J.M. SMUCKER COMPANY
------------------------------

The J. M. Smucker Company (www.smuckers.com) was founded in 1897, when the Company's namesake and founder sold his first product--apple butter--from the back of a horse-drawn wagon. Today, over a century later, the Company is the market leader in fruit spreads, ice cream toppings, health and natural foods beverages, and natural peanut butter in North America. The Company has over 2,000 employees worldwide and distributes products in more than 70 countries.

  THIS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO
        RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY, INCLUDING UNCERTAINTIES RELATING TO THE COMPANY'S OPERATING
   PERFORMANCE, THE COST OF FRUIT AND OTHER INGREDIENTS AND RAW MATERIALS, THE SUCCESS OF ITS MARKETING PROGRAMS, THE SATISFACTION OF CONDITIONS PRECEDENT TO
      THE COMPLETION OF THE PROPOSED TRANSACTION WITH THE PROCTER & GAMBLE COMPANY, AND THE SUCCESSFUL INTEGRATION OF THE JIF AND CRISCO BUSINESSES.
     THESE RISKS AND UNCERTAINTIES ARE DETAILED FROM TIME TO TIME IN REPORTS
        FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION,
                         INCLUDING FORMS 10-Q AND 10-K.




CONTACT:
                  Steven J. Ellcessor
                  Vice President--Finance and Administration,
                  Secretary, and General Counsel
                  (330) 682-3000

                            THE J. M. SMUCKER COMPANY
                        STATEMENTS OF CONSOLIDATED INCOME
                                   (Unaudited)



                                                              Three Months Ended                  Nine Months Ended
                                                                  January 31,                        January 31,
                                                         ------------------------------     ------------------------------
                                                             2002             2001             2002             2001
                                                         --------------    ------------     ------------    --------------
                                                                  (Dollars in thousands, except per share data)


Net sales                                             $    168,392    $    153,628    $    511,028    $    489,793
Cost of products sold                                      113,391         101,185         343,027         327,054
                                                      ------------    ------------    ------------    ------------
                                                            55,001          52,443         168,001         162,739
Selling, distribution, and administrative expenses          40,701          39,691         123,693         120,209
Nonrecurring charge                                             --              --              --           2,152
                                                      ------------    ------------    ------------    ------------
                                                            14,300          12,752          44,308          40,378
Other income (expense)
   Interest income                                             380             568           1,713           2,030
   Interest expense                                         (2,073)         (2,192)         (6,710)         (5,058)
   Other - net                                                 421             (38)            358            (387)
                                                      ------------    ------------    ------------    ------------
Income before income taxes and cumulative effect of
   change in accounting method                              13,028          11,090          39,669          36,963
Income taxes                                                 5,081           4,051          15,471          14,157
                                                      ------------    ------------    ------------    ------------
Income before cumulative effect of change in                 7,947           7,039          24,198          22,806
   accounting method

Cumulative effect of change in accounting method                --              --              --            (992)
                                                      ------------    ------------    ------------    ------------
Net income                                            $      7,947    $      7,039    $     24,198    $     21,814

                                                      ============    ============    ============    ============

Earnings per Common Share:
Income before cumulative effect of change in
accounting method                                     $       0.32    $       0.29    $       0.99    $       0.88
Cumulative effect of change in accounting method                --              --              --           (0.04)
                                                      ------------    ------------    ------------    ------------
Net income per Common Share                           $       0.32    $       0.29    $       0.99    $       0.84
                                                      ============    ============    ============    ============

Earnings per Common Share - assuming dilution:
Income before cumulative effect of change in
accounting method                                     $       0.32    $       0.29    $       0.98    $       0.88
Cumulative effect of change in accounting method                --              --              --           (0.04)
                                                      ------------    ------------    ------------    ------------
Net income per Common Share - assuming dilution       $       0.32    $       0.29    $       0.98    $       0.84
                                                      ============    ============    ============    ============

Dividends declared per share                          $       0.16    $       0.16    $       0.48    $       0.48
                                                      ============    ============    ============    ============

Common Shares outstanding                               24,548,867      24,089,174      24,367,732      25,830,130
                                                      ============    ============    ============    ============
Common Shares outstanding - assuming dilution           25,016,341      24,414,128      24,754,045      26,019,370
                                                      ============    ============    ============    ============

                            The J. M. Smucker Company
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)



                                         January 31,
                                     -------------------
                                       2002       2001
                                     --------   --------
                                    (Dollars in thousands)

ASSETS
Current Assets:
   Cash and cash equivalents         $ 67,440   $ 30,788
   Trade receivables                   54,424     52,459
   Inventories                        123,343    122,064
   Other current assets                14,749     14,301
                                     --------   --------
         Total Current Assets         259,956    219,612

Property, Plant & Equipment, Net      164,975    172,385

Noncurrent Assets                      78,369     71,901
                                     --------   --------
                                     $503,300   $463,898
                                     ========   ========

LIABILITIES & SHAREHOLDERS' EQUITY
Current Liabilities:
   Accounts payable                  $ 30,580   $ 27,626
   Other current liabilities           46,353     38,138
                                     --------   --------
         Total Current Liabilities     76,933     65,764

Long-term Debt                        135,000    135,000
Other Noncurrent Liabilities           23,212     18,991
Shareholders' Equity, Net             268,155    244,143
                                     --------   --------
                                     $503,300   $463,898
                                     ========   ========